Exhibit 99.1

Avago Technologies Announces Expiration of the Early Tender Date and Results to Date of its

Tender Offer for Outstanding Notes

Tender Offer Consideration Increased for Notes Tendered After the Early Tender Date

SAN JOSE, Calif., and SINGAPORE – September 18, 2009 – Avago Technologies Limited (Nasdaq: AVGO), a leading designer, developer and global supplier of analog semiconductor devices, today announced the early tender results for the cash tender offer by its wholly owned subsidiary, Avago Technologies Finance Pte. Ltd. (“Avago Finance”), to purchase up to $250 million aggregate principal amount (subject to increase, the “Maximum Tender Amount”) of its outstanding 11-7/8% Senior Subordinated Notes due 2015 (the “11-7/8% Notes”), 10-1/8% Senior Notes due 2013 (the “10-1/8% Notes”), and Senior Floating Rate Notes due 2013 (the “Floating Rate Notes” and, together with the 11-7/8% Notes and the 10-1/8% Notes, the “Notes”).

As of 5:00 p.m., New York City time, on September 17, 2009, the previously announced Early Tender Date, the aggregate principal amount of the 11-7/8% Notes tendered was $16,765,000 of the $247,500,000 aggregate principal amount outstanding, the aggregate principal amount of the 10-1/8% Notes tendered was $84,625,000 of the $403,121,000 aggregate principal amount outstanding, and the aggregate principal amount of the Floating Rate Notes tendered was $4,319,000 of the $50,000,000 aggregate principal amount outstanding. All of the 11-7/8% Notes tendered to date have been accepted for payment with settlement to occur promptly.

Avago Finance is increasing the Tender Offer Consideration on each series of Notes so that the Tender Offer Consideration now equals the Total Consideration, including the Early Tender Premium of $20 per $1,000 principal amount. Accordingly, holders of the 11-7/8% Notes whose notes are tendered at or prior to 12:00 midnight, New York City time, on October 1, 2009 (the “Expiration Date”), will receive $1,085 per $1,000 principal amount of notes accepted for purchase. Holders of the 10-1/8% Notes whose notes are tendered at or prior to the Expiration Date will receive $1,055 per $1,000 principal amount of notes accepted for purchase. Holders of the Floating Rate Notes whose notes are tendered at or prior to the Expiration Date will receive $950 per $1,000 principal amount of notes accepted for purchase. Holders of Notes that are validly tendered at or prior to the Expiration Date will receive the consideration described above plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

The Tender Offer is being made pursuant to the Offer to Purchase, dated September 3, 2009, and related Letter of Transmittal, which set forth a more detailed description of the Tender Offer, as amended by this press release solely with respect to the Tender Offer Consideration. All capitalized terms used but not defined in this press release will have the meanings ascribed to them in the Offer to Purchase. Except for the amendment to increase the Tender Offer Consideration to equal the Total Consideration for each series of Notes, the terms of the Tender Offer remain the same and the Offer to Purchase and related Letter of Transmittal remain in full force and effect. Holders who have previously validly tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment.

If Notes are validly tendered in the Tender Offer at or prior to the Expiration Date such that the aggregate principal amount tendered exceeds the Maximum Tender Amount, Avago Finance will accept for purchase, up to the Maximum Tender Amount, Notes in accordance with the acceptance priority level described in the Offer to Purchase.

Payment for (a) the 11-7/8% Notes validly tendered after the Early Tender Date and at or before the Expiration Date and accepted for purchase, and (b) the 10-1/8% Notes and the Floating Rate Notes validly tendered at or before the Expiration Date and accepted for purchase is expected to be made promptly after the Expiration Date.

Withdrawal rights for the Tender Offer have expired.

The consummation of the Tender Offer is not conditioned upon any minimum amount of Notes being tendered, but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

The CUSIP numbers of the Notes are as follows: 11-7/8% Senior Subordinated Notes due 2015 (CUSIP 05336XAF8); 10-1/8% Senior Notes due 2013 (CUSIPs 05336XAD3, U05212AA0); and Senior Floating Rate Notes due 2013 (CUSIP 05336XAE1).

Citi is the sole dealer manager of the Tender Offer. Global Bondholder Services Corporation has been retained to serve as the depositary and information agent. Persons with questions regarding the Tender Offer should contact Citi at (toll-free) (800) 558-3745 or (collect) (212) 723-6106. Requests for copies of the Offer to Purchase, related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4300 or (collect) (212) 430-3774.

None of Avago Finance or its affiliates, its board of directors, the dealer manager, the depositary and information agent or the trustee for the Notes, makes any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Tender Offer is made only by the Offer to Purchase and the accompanying Letter of Transmittal. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Avago Finance by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Avago Finance

Avago Finance is a leading designer, developer and global supplier of analog semiconductor devices for communications, industrial and consumer applications. Avago Finance is an indirectly wholly owned subsidiary of Avago Technologies Limited (Nasdaq: AVGO).

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, we caution you not to place undue reliance on these statements. Factors that could cause or contribute to such differences include, but are not limited to, the amount of Notes tendered and satisfaction of the conditions of the Tender Offer contained in the Offer to Purchase. Other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the filings of Avago Technologies Limited and Avago Technologies Finance Pte. Ltd. made with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s website at http://www.sec.gov). We undertake no obligation to make any revision to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release.

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Investor Contact

Jim Fanucchi

Summit IR Group Inc.

(408) 404-5400

Investor.relations@avagotech.com